Exhibit 10.34

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted portions are found on Annex 3. Omissions are designated as [****].

PEREGRINO CRUDE OIL

PURCHASE/SALE AGREEMENT

BETWEEN

STATOIL BRASIL ÓLEO E GÁS LIMITADA

AND

NUSTAR MARKETING LLC

NOVEMBER 17, 2010

This agreement (“Agreement”) is made and entered into this 17th day of November 2010 under the following terms and conditions:

1. CONTRACT PARTIES:

SELLER:	Statoil Óleo e Gás Limitada (SBOG)
Praia de Botafogo, 228/ 4th floor, Suites 401 and 406 to 414
22250-040 Rio de Janeiro, RJ, Brazil
Corporate Taxpayers’ Registration (CNPJ) No. 04.028.583/0001-10

BUYER:	NuStar Marketing LLC
2330 North Loop 1604 West
San Antonio, TX 78248

2. DEFINITIONS:

Except where the context otherwise indicates, the following terms shall have the meaning ascribed to them in this Clause 2, and shall include plural and singular:

“Affiliate” shall mean any company or other legal entity directly or indirectly owning more than fifty percent (50%) of, or otherwise controlling or being controlled by a Party to the Agreement or any company or other legal entity controlling or being controlled directly or indirectly by any company or other legal entity having direct or indirect control over that Party.

“Agreement” shall mean this Peregrino Crude Oil Purchase/Sale Agreement, as it may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof, including the Annexes, Appendices and Exhibits hereto.

“All Fast” shall mean the time during which Vessel is completely moored and secured at the Delivery Port.

“API” shall mean American Petroleum Institute.

“ASTM” shall mean American Society for Testing and Materials.

“Barrel” “bbl” or “BBL” shall mean a volume of forty-two (42) US gallons corrected for temperature to sixty (60) degrees Fahrenheit.

“Base Quantity” shall have the meaning ascribed to it in Clause 5 “Contract Volume and Delivery Restrictions.”

“Berth” shall mean the mooring, dock, anchorage, submarine line, single point or single buoy mooring facility, offshore location, alongside barges or lighters or any other place of Delivery.

“Business Day” shall mean a day on which commercial banks are open for business, including dealing in foreign exchange and foreign currency deposits, in New York, New York and in Rio de Janeiro, Brazil.

“Cargo” shall mean any particular quantity of the Oil Delivered or to be Delivered unto Buyer as set out in the Agreement.

“Completion of Delivery” shall, in respect of a Cargo, mean the final disconnection of cargo transfer hose(s)/arms(s) following Delivery.

“Customary Anchorage” shall mean recognized anchorage for or within the designated port for Delivery.

“Day” shall mean a calendar day.

“Delivery” shall mean the placing of the Oil at the disposal of the Buyer at the time and place agreed upon in the Agreement.

“Delivery Port(s)” shall, in respect of a Cargo, mean the port(s) nominated by Buyer and accepted by Seller for Delivery of such Cargo in accordance with this Agreement.

“Delivery Window” shall mean the Delivery period as determined and communicated according to Clause 8 (“Nominations”).

“Demurrage” shall mean the time in excess of the Laytime allowed to Buyer calculated as per Clause 18 (“Laytime and Demurrage”) and/or the agreed damages payable by Buyer to Seller for such calculation of Demurrage or excess time for Time Chartered Vessels.

“Diluent” shall mean the oil used by the FPSO Terminal operator for the more efficient loading of Vessels at the FPSO Terminal.

“Dollars” or “USD” or “US Dollars” or “$” shall mean dollars of the United States of America.

“Embargoed Country” shall mean a country that is subject to a substantially comprehensive trade embargo imposed by any of: (i) the Federative Republic of Brazil, (ii) the Kingdom of Norway, (iii) the United States of America, or (iv) any other country from which the sale in question is executed.

“Force Majeure” shall have the meaning set forth in Clause 10.

“FPSO Terminal” shall mean the floating production, storage and offloading vessel installed at the Peregrino field.

“Gallon” means a U.S. standard gallon of two hundred thirty-one (231) cubic inches at sixty (60) degrees Fahrenheit.

“Governmental Authority” shall mean any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity of the Federative Republic of Brazil or the United States of America established or controlled by a government or sub-division thereof, including any legislative, administrative or judicial body, or any person purporting to act therefore.

“Guarantor” shall have the meaning ascribed to it in Clause 15 (“Security for Payment”).

“Indemnifying Party(ies)” shall have the meaning ascribed to it in Clause 21 (“Indemnification”).

“Indemnified Party(ies)” shall have the meaning ascribed to it in Clause 21 (“Indemnification”).

“Independent Inspector” shall mean a company that is approved by the applicable U.S. regulatory body that is mutually appointed by the Parties for reporting the determination of quality and quantity of the Oil.

“Incoterms” shall mean the terms as published by the International Chamber of Commerce (“ICC”) in the ICC Official Rules for the Interpretation of Trade Terms (2000 edition).

“L.C.” shall have the meaning ascribed to it in Clause 15 (“Security for Payment”).

“Material Adverse Change” shall have the meaning ascribed to it in Clause 15 (“Security for Payment”).

“Month” means a calendar month. Where a specified Month is defined as Month “M,” Month M-1 shall mean the Month prior to Month M and Month M+1 shall mean the Month subsequent to Month M.

“MTSA” shall have the meaning ascribed to it in Section 30(a).

“New York Banking Days” means a Day, other than a Saturday or Sunday, on which banks are open for general commercial business in New York, New York.

“NOR” shall mean Notice of Readiness.

“Normal Refinery Operations” shall mean periods of time when the Refinery is operating in a routine manner with all operating units on-line and specifically excludes both maintenance turnarounds and shutdown periods.

“NSV” shall mean net standard volume.

“NuStar” shall mean Buyer and/or any of its Affiliates.

“OCIMF” shall have the meaning ascribed to it in Clause 19 (“Lightering; Laytime”).

“Oil” shall mean the crude oil specified in Clause 4 (“Quality”).

“Optional Quantity” shall have the meaning ascribed to it in Clause 5 (“Contract Volume and Delivery Restrictions”).

“Part Cargo” shall mean when a Cargo is Delivered on a Vessel such that the volume of the Cargo does not substantially fill the Vessel.

“Party” shall mean either Seller or Buyer.

“Parties” shall mean Seller and Buyer together.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency or political subdivision thereof).

“Refinery” shall mean the petroleum processing and refining facilities located in Paulsboro, NJ that are owned and operated by Buyer’s Affiliate, NuStar Asphalt Refining, LLC.

“Security Regulations” shall include the International Code for Security of Ships and of Port Facilities (“ISPS Code”) and relevant amendments to Chapter XI of the International Convention for the Safety of Life at Sea, and similar laws and regulations pertaining to the security of ports, terminals and facilities.

“Third-Party Claim(s)” shall mean a claim by any Person other than: (i) Seller or any of its Affiliates; or (ii) Buyer or any of its Affiliates.

“Transportation Facility(ies)” shall mean the Vessel and/or lightering facilities.

“U.S.” or “United States” means the United States of America.

“USCG” means U.S. Coast Guard.

“Vessel” shall mean the tank ship or barge whether owned or chartered or otherwise obtained by Seller and employed by Seller to transport the Oil to the Delivery Port.

“Win Three” shall have the meaning ascribed to it in Clause 8 (“Nominations”).

“Win Ten” shall have the meaning ascribed to it in Clause 8 (“Nominations”).

“Year” shall mean a period of twelve (12) consecutive Months.

3. TERM OF AGREEMENT

The Agreement shall commence upon Seller beginning production of the Oil at the FPSO Terminal and making Oil available for Buyer to nominate as per Clause 8 (“Nominations”). The Agreement shall expire either after; (i) thirty-six (36) Months following Completion of Delivery of the first Base Quantity Cargo or (ii) on December 31, 2014, whichever first occurs, and after all other obligations under the Agreement have been fulfilled.

4. QUALITY

The Oil shall be Peregrino Crude oil of normal export quality from the Campos Basin offshore Brazil as is made available at the FPSO Terminal at the time of loading.

Seller warrants that the Oil at Delivery shall be at a maximum viscosity of six hundred centistokes (600 cSt) and at a maximum temperature of one hundred and fifty eight degrees Fahrenheit (158º F).

5. CONTRACT VOLUME AND DELIVERY RESTRICTIONS

Seller shall sell and Deliver and Buyer shall purchase and take Delivery of the Oil to its Refinery system under the Agreement as follows:

a)	Base Quantity.

Except as may be expressly excused in accordance with the Agreement, in each Year of the Agreement, during periods of Normal Refinery Operations, a volume of Oil equal to ten thousand (10,000) Barrels per Day multiplied by the number of Days in such Year subject to an annual tolerance of plus/minus one hundred thousand (100,000) barrels.

During the initial production build-up at the FPSO Terminal, Seller shall have the option to Deliver lower volumes to allow Seller to meet its other term contractual obligations; provided that any reduction in volumes shall be allocated among Seller’s term customers (including Buyer) on a fair and approximately ratable basis. Seller will not sell any spot volumes before meeting the contractual obligation to Buyer set forth above and subject to Clause 11 b) (ii). For the purposes of this section, the initial production build-up at the FPSO Terminal shall be the later of; (i) six (6) Months following Completion of Delivery of the first Base Crude Quantity Cargo or (ii) on June 30, 2012.

b)	Optional Additional Base Quantity.

i)	Subject to paragraph b) ii) immediately below, for the period beginning on the commencement date of the Agreement and ending at 5:00 PM (New York prevailing time) on December 31, 2010, Buyer shall have the option to increase the Base Quantity by an additional five thousand (5,000) Barrels of Oil per Day, thereby increasing the Base Quantity to fifteen thousand (15,000) Barrels of Oil per Day by giving written notice to Seller. Pricing for any such additional Oil shall be the same as for the Base Quantity. If Seller does not receive such written notice to increase the Base Quantity during this specified period, the Base Quantity shall remain fixed at ten thousand (10,000) Barrels per Day for the term of the Agreement.

ii)

During the period ending at 5:00 PM (New York prevailing time) on December 31, 2010, if the additional Base Quantity option has not yet been exercised by Buyer in accordance with Paragraph b) i) above, Seller may propose to cancel the Additional Base Quantity option by providing written notice of this intention to Buyer. Buyer shall then have three (3) Business Days from receipt of such notice from Seller (the “Deadline”) to opt to take Delivery of the additional five thousand (5,000) Barrels of Oil per Day. Pricing for any such additional Oil shall be the same as for the Base Quantity. If Seller does not receive such written notice to increase the Base Quantity from Buyer by the Deadline, the Base Quantity shall remain fixed at ten thousand (10,000) Barrels per Day for the term of the Agreement.

c)	Optional Monthly Quantity.

Buyer shall have the option to purchase quantities of Oil in addition to the Base Quantity (the “Optional Quantities”). The volume of the Optional Quantities shall be limited to a maximum total of fifteen thousand (15,000) Barrels per Day for each Year of the Agreement. If agreed between the Parties, the Optional Quantities may be Delivered at a rate equal to twenty five thousand (25,000) Barrels per Day in any Month of the Agreement.

In order to exercise this option, Buyer shall request such Optional Quantities in accordance with the procedures set forth in Clause 8 (“Nominations”). The Parties shall negotiate and seek agreement on a price for the Cargo or Cargoes which constitute the Optional Quantities in accordance with Clause 9 (“Pricing”). Should Seller confirm the availability of additional quantities meeting each request and the Parties reach agreement on price terms, then this additional quantity (making a part of the Optional Quantity) shall be Delivered according to the procedures in the Agreement.

d)	Cargo Sizes.

The Oil shall be supplied in Cargoes in a normal range of volume between four hundred thousand (400,000) Barrels and six hundred thousand (600,000) Barrels into the Refinery. Seller has the option, with Buyer’s prior consent, to Deliver Cargoes outside of the normal range of volume as specified above. Seller shall communicate to Buyer its intention to nominate such a volume so that Buyer can exercise its right to re-nominate subsequent Cargoes in accordance with Clause 8 (“Nominations”), and further, Seller will ensure that it can comply with any changes to the Delivery volume(s) of subsequent Cargoes.

6. TITLE, RISK, AND DELIVERED VOLUMES

a)	Title and Risk of Loss

The Oil shall be Delivered Ex-Ship (“DES” per Incoterms) basis the Refinery into two heated storage tanks solely dedicated to the storage of the Oil. Title and risk of loss shall pass from Seller to Buyer as the Oil passes the final permanent flange of the Vessel’s manifold connection at the Refinery.

b)	Volume of Oil.

The volume of Oil Delivered shall be as determined per Clause 16 (“Inspection of Quality and Quantity”) herein.

7. DELIVERY – VESSELS AND CARGO TOLERANCES

a)	All Oil will be Delivered outside of U.S. Customs.

b)	Each Vessel nominated is subject to Buyer’s acceptance, which shall not be unreasonably withheld. The Delivering Vessel will be compatible with the requirements of the Delivery Port and any lightering operations. Each lightering vessel nominated by Buyer is subject to Seller’s acceptance, which shall not be unreasonably withheld. The Parties agree to promptly advise the other for the reason of any non-acceptance so that such Party may make reasonable efforts to remedy, if possible, the event or cause of such unacceptability.

c)	Seller shall Deliver Cargoes as per Paragraph C, Clause 5 (“Contract Volume and Delivery Restrictions”) and always subject to any Refinery wharf and draft restrictions. In addition, Seller has the option to Deliver smaller Cargoes (with a volume outside of the normal tolerance range) if Buyer can make commercially reasonable efforts to accommodate such variations from the normal tolerance range. In such cases, Buyer shall have the right to re-nominate the Delivery Window of any already nominated subsequent Deliveries so that Buyer shall not be affected by the revised Delivery of Oil to maintain planned Refinery operations.

d)	In the case of any reduced draft restrictions at the Refinery, Buyer agrees to compensate Seller for any dead freight suffered on the affected Cargoes based on the applicable Charter Party agreement.

e)	All Cargoes shall be subject to a volume tolerance of plus or minus five percent (5%) in Seller’s option.

8. NOMINATIONS

All nominations for Delivery of Oil under the Agreement shall be made as per this Clause 8 (“Nominations”) and shall be subject to the approval of the FPSO Terminal operator, which approval shall not be unreasonably withheld.

a)	Base Contract Quantity.

i)

Buyer shall nominate to Seller a provisional ten (10) Day Delivery Window for each Cargo no later than forty-five (45) Days prior to the first (1st) Day of Month M, where M is the Month of lifting at the FPSO, it being understood that where the ten (10) Day Delivery Window Win Ten is in more than one Month(for example, Days 1 through 5 in December and Days 6 through 10 in January), M will refer to the first Month in that Win Ten (or, in the preceding example, December)

ii)

Seller shall confirm to Buyer a ten (10) Day Delivery Window , or “Win Ten” for each Cargo, making commercially reasonable efforts to mirror Buyer’s Delivery Window, no later than fifteen (15) Days prior to the first (1st) Day of Month M described in i) above. It is agreed and understood by the Parties that Seller’s confirmed Win Ten herein is subject to possible revision prior to the fifteenth (15th) Day prior to the first (1st) Day of Month M described in i) above.

iii)	Seller shall narrow the Win Ten to a three (3) Day Delivery Window, or “Win Three”, no later than twenty (20) Days prior to the first Day of such Win Three.

iv)	In cases of unscheduled downtime at the Refinery as contemplated in Clause 11 (“Disruption to Delivery”), Buyer will have the option to take Delivery of Oil into Buyer’s other terminals in the Caribbean and into the U.S. Gulf Coast with Seller’s approval, which shall not be unreasonably withheld, with any additional costs or savings for Buyer’s account.

v)	Should Seller include Diluent in any Cargo, at the time of loading of such Cargo at the FPSO Terminal, Seller will advise Buyer of the quantity and nature of the Diluent used.

vi)	Seller shall arrange for Vessel to notify Delivery Port of the following estimated times of arrival (“ETA”): ninety-six (96), seventy-two (72), forty-eight (48), twenty-four (24), twelve (12) and six (6) hours and when an ETA changes plus or minus four (4) hours.

b)	Optional Quantity.

In the event that Buyer exercises the option to purchase Optional Quantities of oil in accordance with Paragraph b) “Optional Quantity” of Clause 5 (“Contract Volume and Delivery Restrictions”), the request for such an option shall be made to Seller by Buyer and shall contain the following information:

i)	Approximate total volume required.

ii)	Required revisions to the appropriate Delivery Windows for all subsequent Cargoes already nominated (either Win Ten or Win Three according to the deadlines in Section a) of this Clause). Such revised nominations shall be made in order to maintain the Refinery supply plan while allowing for sufficient supply of Oil to operationally Deliver the additional volumes to the appropriate Party at the appropriate time.

Within one (1) Business Day of receiving an Optional Quantity request from Buyer, Seller shall confirm or reject Buyer’s request for the Optional Quantity. If such additional volume can be Delivered, Seller will also indicate whether Buyer’s revised nomination plan can be accepted by the FPSO terminal operator.

Should price agreement be reached between the Parties according to Paragraph b) “Optional Quantity” in Clause 9 (“Pricing”), the new Delivery Windows shall also be confirmed, and all appropriate procedures remaining for any revised Delivery Windows shall be performed according to Section a) of this Clause for the Base Quantities.

9. PRICING

a)	Base Contract Quantity:

The price for the Base Contract Quantity to be sold by Seller and purchased by Buyer hereunder shall be determined in accordance with Annex 3. The price per Barrel net of sediment and water for the Oil delivered under the Agreement shall be calculated using the following formula:

P = Maya + A, where “Maya” and “A” are defined in Annex 3.

b)	Optional Quantity:

The price per Barrel net of S&W for the contemplated volume of Oil delivered from the optional availability contemplated in Clause 5, paragraph b) shall be as agreed on a case by case basis between the Parties. Such price agreement shall include all necessary differentials, pricing bases and pricing periods required to form a completely transparent price for DES Delivery to the Delivery Port. Such price shall be confirmed by Seller in writing to Buyer promptly after full agreement is reached by way of an Optional Quantity Deal Confirmation in the format as detailed in Annex 4.

10. FORCE MAJEURE

a)	Neither Seller nor Buyer shall be responsible for any failure to fulfill their respective obligations under the Agreement if fulfillment has been prevented or curtailed by Force Majeure. For purposes hereof, “Force Majeure” shall mean any circumstances whatsoever that are beyond the reasonable control of Seller or Buyer, as the case may be, including without prejudice to the generality of the foregoing, but not limited to:

i)	compliance with any order, demand or request of any government or of any international, national, port, transportation, local or other authority or agency or of any body or person purporting to be or to act for such authority or agency;

ii)	any strike, lockout or labor dispute;

iii)	adverse weather, perils of the sea, or embargoes;

iv)	disruption or breakdown of Transportation Facilities, as long as not caused by the Party claiming Force Majeure;

v)	fires, earthquakes, lightning, floods, explosions, storms, and other acts of natural calamity or acts of God;

vi)	accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors or other navigational or transportation mechanisms;

vii)	disruptions, breakdowns, explosions or accidents which may have a materially adverse effect on storage facilities, refineries, terminals or other facilities; and

viii)	acts of war, hostilities (whether declared or undeclared) civil commotion, blockades, terrorism, sabotage or acts of the public enemy;

provided, however, that nothing contained herein shall relieve Buyer of any of its obligations to make payments due to Seller under the Agreement by the due dates or according to the provisions of Clause 14 (“Payment and Additional Capital Cost”), which obligations are absolute with respect to Cargoes received.

b)	The Party seeking relief under (a) of this Section shall advise the other Party in writing as soon as practicable of the circumstances causing the failure to fulfill its obligations and shall thereafter provide such information as is available regarding the progress and possible cessation of those circumstances, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Oil affected. The Party claiming Force Majeure shall notify the other Party when the Force Majeure event is terminated. Subject to the provisions of Clause 11 (“Disruption to Delivery”), performance of obligations under the Agreement shall be resumed as soon as reasonably possible after such circumstances have ceased.

c)	The Parties agree that the provisions of this Section shall not be used for commercial gain.

d)	In the event that either Party’s performance is suspended due to an event of Force Majeure in excess of one hundred and twenty (120) Days from the date that notice of such event is given, and so long as such event is continuing, the affected Party may terminate this Agreement by written notice to the other Party, and neither Party shall have any further liability to the other in respect of this Agreement except for the rights and remedies previously accrued under this Agreement.

11. DISRUPTION TO DELIVERY

The Parties agree that the provisions of this Clause shall not be used for commercial gain.

a)	Buyer’s Refinery System.

i)

Scheduled Maintenance. Buyer shall give Seller at least ninety (90) Days’ notice of any scheduled maintenance at the Refinery, which could affect the rate at which Oil is Delivered, and as soon as reasonably possible. During such scheduled maintenance, Buyer’s obligation to take Delivery of Oil from Seller will be reduced, to the extent required, for the affected period.

ii)	Unscheduled Downtime. Unscheduled downtime at the Refinery due to an event of Force Majeure shall be addressed in accordance with Clause 10 (“Force Majeure”). During any period of unscheduled downtime not caused by an event of Force Majeure, Buyer shall make reasonable attempts to take Delivery of Oil under the Agreement. Should unscheduled downtime not caused by an event of Force Majeure exceed five (5) Business Days, Buyer is entitled to request the rescheduling of future Cargoes. However, Seller shall not be required to reschedule or delay any Cargo that has been nominated by Buyer for Delivery within the next forty-five (45) Day period immediately following the date Buyer gives Seller notice of unscheduled downtime. If Seller fails to reschedule or delay any Cargo during a period of unscheduled downtime, Buyer may re-sell the Oil to third parties after first having offered such Oil to Seller at a reasonable and fair market price. The Parties agree to cooperate and use commercially reasonable efforts to reduce any supply disruptions during unscheduled downtime.

b)	Seller’s Production Facilities and Loading Terminal.

i)	Scheduled Maintenance. To the extent possible, Seller shall give Buyer at least ninety (90) Days notice of any scheduled maintenance at the Peregrino production field or FPSO Terminal that could affect Delivery of Oil under the Agreement.

ii)	Supply Shortage. If, by reason of any of the causes described in this Clause 11 (“Disruption to Delivery”), or by reason of production problems at the FPSO Terminal or reduction of production by a Governmental Authority, a shortage of supply occurs, then Seller has the right to freely withhold, reduce or suspend Deliveries under this Agreement to a level below the nominated quantity for that period as set forth below. Any shortage of supply shall result in Seller first canceling any uncommitted spot volumes. If that is not sufficient to deal with the supply shortage, then any further reduction shall be allocated among Seller’s term customers on a fair and approximately ratable basis. For the purposes hereof, Buyer shall be considered a term buyer of Oil.

12. DILUENT ADDITION AT THE FPSO TERMINAL

Seller reserves the right to add Diluent at the FPSO Terminal during the loading of any Cargo in order to control the viscosity of the Oil to enable safe and efficient transportation of the Oil to Buyer. If such process occurs, then Seller shall promptly advise Buyer of the volume of Diluent that is added. The maximum amount of Diluent to be added shall be five percent (5%) of the total volume of the Cargo and Seller will make commercially reasonable efforts to minimize the quantity of Diluent.

13. COOPERATION WORDING

A minimum of eighteen (18) Months prior to the end of the Agreement, the Parties agree to discuss in good faith a new agreement for Oil supply after the completion of this Agreement, should it be in the Parties mutual interest to do so.

14. PAYMENT AND ADDITIONAL CAPITAL COST

Payment for each Cargo shall be made forty-five (45) Days after the bill of lading date at the FPSO Terminal (bill of lading date equals zero) and shall be made without discount, deduction, withholding, set-off or counter claim in U.S. Dollars by telegraphic transfer of immediately available funds (“same day funds”) on or before the due date to the bank and account designated by Seller, against presentation to Buyer of the documents expressly specified for presentation for payment in accordance with Clause 22 (“Documents”), or in absence of such documents upon presentation of Seller’s Letter of Indemnity as set out in Clause 22 (“Documents”). In no event will any payment be made prior to Completion of Delivery to Buyer.

For each Cargo, Buyer is responsible for, and Seller will include on its invoice, an interest charge for the period starting thirty (30) Days after the bill of lading date at the FPSO Terminal and ending on but excluding the forty-fifth (45th) Day after the bill of lading date at the FPSO Terminal on the basis of an annual rate corresponding to the three (3) month London Interbank Offered Rate (“LIBOR”) (or such other interest rate as may be issued in replacement thereof) plus one (1.0) percentage point.

Unless otherwise agreed to between the Parties, interest on overdue payments shall be paid for the period starting on and including the due date and ending on but excluding the value date of the payment, on the basis of an annual rate corresponding to LIBOR (or such other interest rate as may be issued in replacement thereof) plus three (3.0) percentage points.

If delivery is not completed forty-five (45) Days after the bill of lading date at the FPSO Terminal payment for Cargo shall be made to Seller promptly within forty-

eight (48) hours after Completion of Delivery. If delivery is not completed forty-five (45) Days after the bill of lading date at the FPSO Terminal for any reason directly related to Seller or the Vessel, no interest shall be payable from Buyer to Seller..

In the event the payment due date falls on a Saturday or a New York banking holiday other than a Monday, then payment will be effected on the preceding New York Banking Day. If the payment due date falls on a Sunday or a Monday which is a banking holiday in New York, then the payment shall be effected on the next New York Banking Day.

15. SECURITY FOR PAYMENT

a)	Guaranty. Buyer’s ultimate parent company, NuStar Energy L.P. (“Guarantor”), shall provide a parent company guaranty in a format, for a term and in an amount that are acceptable to Seller. Based on Seller’s continued review and Guarantor’s provision of a valid guaranty, Seller may provide an uncommitted line of credit (for the purposes of this Clause “uncommitted” means a line of credit that can be increased or decreased at any time), provided that there is no Material Adverse Change to Buyer’s creditworthiness.

b)	Letter of Credit; Pre-Payment. In the event that the uncommitted line of credit is not sufficient to cover the anticipated open sales, Buyer shall post an irrevocable stand-by letter of credit (“L.C.”) in a form and from a bank reasonably acceptable to Seller at least three (3) New York Banking Days prior to the first day of the Delivery Window for each Cargo or Partial Cargo. At Buyer’s option, Buyer may instead provide, in lieu of the L.C. described in the preceding sentence, a pre-payment three (3) New York Banking days prior to the first Day of the Delivery Window. Seller shall pay Buyer interest for any such prepayments based on the actual number of Days Buyer has prepaid early basis a three hundred sixty (360) Day term at the overnight LIBOR rate. In the case of an irrevocable stand-by letter of credit, Buyer must pay for all opening banking charges related to any letter of credit all other charges shall be for the account of the Seller.

In the event that the above payment security requirements are not met by Buyer, Seller shall have, in its sole discretion the option to terminate this Agreement without prejudice to any other rights or remedies hereunder.

For the purposes hereof, “Material Adverse Change” shall mean any change to Buyer or its ultimate parent company that materially adversely affects the creditworthiness of Buyer so as to reasonably and materially impair Buyer’s ability to perform its obligations under this Agreement and which is not cured within ten (10) New York Banking Days. Material Adverse Change shall include, but is not limited to, the following; any changes to the financial condition, operations, business or prospects, including Buyer’s or Guarantor’s substantial default under any credit instrument, failure to pay when due any principal of or interest on any indebtedness of a substantial amount, or a substantial final judicial or administrative judgment (in each case, “substantial” shall mean no less than $50 million).

If a Material Adverse Change occurs, Seller may, at any time before payment has been received by Seller, require Buyer to provide a stand-by letter of credit or, at Buyer’s option in lieu of such stand-by letter of credit, Buyer may elect to pre-pay any such payment (a “pre-payment’). Each such pre-payment shall be for an amount to cover the estimated value of the Cargo for which the pre-payment is being provided, and each such stand-by letter of credit shall be (i) irrevocable and unconditional, (ii) in an amount equal to the estimated value of the Cargo for which the stand-by letter of credit is being provided (iii) issued in favor of Seller, by a bank or banks to be approved by Seller in Seller’s reasonable discretion, and (iv) in a form reasonably acceptable to Seller.

If a pre-payment or stand-by letter of credit has not been provided within ten (10) New York Banking Days after Seller’s request thereof as a result of the occurrence of a non-payment or a Material Adverse Change, then this Agreement shall be deemed, without prejudice to any other rights or remedies hereunder, terminated.

16. INSPECTION FOR QUANTITY AND QUALITY

a)

The quality and quantity of Oil Delivered by Seller to Buyer shall be determined by an Independent Inspector acceptable to both Parties whom shall be appointed by Seller. Acceptance of the Independent Inspector shall not be unreasonably withheld by either Party. The costs of the Independent Inspector shall be shared equally between the Parties. The Independent Inspector’s determinations as to quantity, quality and line displacements/verification shall be in accordance with the latest edition of API Manual of Petroleum Standards and will be binding on both Parties and shall form the basis for invoicing, except for cases of manifest error or fraud. Seller reserves the right to have, at Seller’s cost, a representative to attend the Delivery and witness all aspects of the measurement of the Oil outlined below, including, but not limited to, witnessing of shore tank gauging, meter setting and any analysis. Buyer shall arrange necessary clearance for Seller’s representative to gain access to all areas necessary to conduct such witnessing. Seller will ensure that Seller’s representative supplies his/her own Personal Protective Equipment (PPE) and follows all established applicable laws, regulations, safety guidelines and policies while on Buyer’s grounds. Such clearance shall not be unreasonably denied, but Buyer reserves the right to reasonably deny access or eject representatives who do not comply with the requirements of the preceding sentence.

b)	The quantity determined will reflect full deduction for sediment and water, measured in accordance with the latest API/ASTM standards and methods in effect at the time of Delivery, as determined from a representative sample drawn by an automatic in-line sampler*. In the event that an automatic in-line sampler is not available, malfunctions during the transfer, the Independent Inspector cannot verify the integrity of the sampler or the sampler container before or after Delivery, or the Independent Inspector determines that the samples drawn by such sampler are not representative of the Oil on board the Vessel on arrival at the Delivery Port, then sediment and water deduction shall be determined from Vessel’s arrival volumetrically correct composite sample plus free water.

c)	The measurement of the quantity of Oil shall be carried out at the Delivery Port in accordance with the latest API standards in effect at the time of Delivery. The quantity of Oil shall be determined by any of the following methods, in order of preference: (i) first, by proven meters at the Delivery Port; (ii) second, if meters are unavailable, not proven, not functioning correctly, then the outturn quantity shall be based on static shore tank measurements at the Delivery Port with said static shore tanks being in optimum measurement condition per API standards; including receiving shore tanks shall contain sufficient product prior to receipt, to insure that the floating roofs are afloat and clear of the critical zone by a minimum of six (6) inches, and (iii) third, if shore tank(s) do not meet the standards noted in (ii) immediately above and/or become active at any time during the transfer, then by vessel figures on arrival, adjusted by a qualifying vessel experience factor (“VEF”) as determined in accordance with API Chapter 17 section 9.

d)	Line displacements/verifications (ship/shore or inner plant line circulation) will be performed in accordance with API recommended practices. Any delays incurred while in dispute after the first line displacement, including the carrying out of a second displacement, and until Delivery has resumed, shall be shared equally between the Parties.

*	The use of an automatic in-line sampler, if available, is subject to the successful completion of Seller’s inspection of the shore tanks, meters, and other relevant equipment at the facility in question.

17. BERTH AND DELIVERY PORT

a)	Buyer shall exercise due diligence to provide a safe Berth free of all wharfage, dockage and quay dues, which the Vessel can safely reach and leave; at which she can lie and unload safely afloat, provided the vessel meets refinery requirements. However, neither Buyer nor the Refinery shall be deemed to have warranted the safety of public channels, fairways, approaches thereto, anchorages or other publicly maintained areas and shall be under no liability in respect thereof.

b)	All service fees associated with the normal Delivery of Oil, including but not limited to those for mooring, fresh water, steam, and all duties, taxes and charges on the Vessel, including but not limited to fleeting and freight, shall be for Seller.

c)	Any cost associated with the Delivery of the Oil into another port(s) other than the Refinery shall, unless for Seller’s or Vessel’s reason, be for the account of Buyer. Any such other port(s) shall be as mutually agreed to between the Parties.

d)	Any cost of shifting to or from a Berth or another Berth, unless for Seller’s or Vessel’s reason, shall be for the account of Buyer.

e)	Seller shall ensure that Vessel shall comply with all applicable laws, rules, and/or regulations of the federal, state, and local governmental, local and port authorities at the Delivery Port.

f)	The responsibility for the costs related to any stand-by or hold-in tugs required at the Delivery Port shall be as agreed per discussions between the Parties and shall be determined on a case-by-case basis.

18. LAYTIME AND DEMURRAGE

a)	Time Allowed.

i)	Laytime allowed to Buyer for Seller to make Delivery of the Cargo shall be thirty-six (36) hours, unless the Cargo is a Part Cargo.

ii)	In the event the Cargo is a Part Cargo, the laytime shall be pro rata of the total laytime allowed for a full cargo according to this Clause. However, the minimum allowed time to the Buyer shall be twelve (12) hours for a Part Cargo.

iii)	The laytime allowed under this Agreement shall include Sundays and holidays and during night.

b)	Commencement of Time.

i)	For laytime to commence a valid NOR shall be tendered by the Vessel to the Buyer and/or any of their representatives (as the case may be) upon arrival at the customary anchorage or the place where the Vessel is ordered to wait for Delivery, whichever is applicable. NOR shall be given to the Delivery Port by the Master, Captain, or Master’s Agent by electronic mail, facsimile, or letter. If NOR is tendered prior to meeting the above criteria, the date and effective time of the NOR will not be deemed tendered until said requirements have been met.

ii)	If Seller fails to confirm a Win Ten or Win Three for in excess of 24 hours after the periods provided in Clauses 8.a.ii. and 8.a.iii, , laytime shall not commence until the Vessel is All Fast to the dock and the associated costs and expenses are for the account of Seller; provided, however, that the foregoing with respect to costs and expenses shall not apply unless Buyer has made reasonable efforts to contact Seller to prompt a response during the referenced 24 hours.

iii)	For a Vessel tendering NOR within the Delivery Window as per Clause 8 (“Nominations”), laytime shall commence the earlier of six (6) hours after a valid NOR is tendered or when Vessel is All Fast at the Berth.

iv)	For a Vessel tendering NOR prior to the first Day of the Delivery Window as per Clause 8 (“Nominations”); laytime shall commence the earlier of six (6) hours on the first (1st) Day of the said Delivery Window, or when the Vessel is All Fast at the Berth.

v)	For a Vessel tendering NOR after the last Day of the Delivery Window as per Clause 8 (“Nominations”), and without prejudice to Buyer’s rights under the Agreement, (and Buyer shall make best efforts to berth the Vessel as soon as possible after arrival); laytime shall commence when the Vessel is All Fast at the Berth.

c)	Completion of Time.

Laytime shall cease upon Completion of Delivery.

d)	Exemptions to Time.

The following shall not count as laytime, or as Demurrage if the Vessel is on Demurrage:

i)	Any time attributable to the Seller, Vessel, Vessel operator, Vessel agent, owner, master, officers, or crew, including:

(a)	violation of operating and/or safety regulations of the Refinery (or applicable laws), or

(b)	failure to obtain or maintain the appropriate certificates of financial responsibility, or

(c)	Time spent on inward passage, which includes moving to or from any lightering area or customary Anchorage until the Vessel is All Fast at the Refinery, or

(d)	Time spent in handling, loading/discharging, or shifting ballast, bilges, slops or bunkering, or cleaning unless conducted concurrently with Cargo transfer or other operation, or

(e)	Awaiting customs and immigration clearance, or

(f)	Strike, lockout, stoppage, or restraint of labor of Master, officers and/or crew of the Vessel, tugs or pilots, or

(g)	Unseaworthiness of the Vessel, or

(h)	The cargo not being as was represented in this Agreement, or

(i)	Negligence of the Vessel, or

(j)	Due to breakdown of the Vessel, or

(k)	Awaiting tide, tugs, pilots, but excluding daylight pilots, or

(l)	Due to the appropriate authority imposing measures and/or restrictions on the transfer of cargo under the auspices of the relevant Security Regulations, or

(m)	Failure to be in compliance with the applicable USCG regulations, or the failure to have other legally required documentation, including but not limited to the Certificate of Compliance, or

(n)	Due to escape or threat of escape of Oil from the Vessel.

e)	Time to Count as Half.

The following shall count as half laytime or half Demurrage:

i)	Breakdown or failure of equipment or machinery at the Refinery,

ii)	Time lost due to weather and/or sea conditions including, but not limited to, tide, traffic, lightning, ice, fog, storm, wind, waves and/or swell,

iii)	Time lost due to random security inspections pursuant to any of the Security Regulations,

iv)	Time lost in moving the Vessel due to blockage or closure of the port beyond the control of Buyer or Seller.

v)	Any time lost due to an event of Force Majeure.

vi)	Delays in berthing, loading and/or discharging for any reason attributable to Security Regulations other than stipulated in Sections a through f of Clause 30.

f)	Seller’s Warranty

Seller warrants that Vessel is capable of Cargo transfer within twenty-four (24) hours (seven [7] hours more if crude oil washing is conducted) or can maintain back pressure of one hundred pounds per square inch (100 PSI) at Vessel’s manifold provided the Refinery permits. Time lost as a result of Vessel being unable to transfer the Cargo as warranted above shall be adjusted as per the ASDEM pumping performance calculation. If stripping or internal stripping is conducted, an additional two (2) hours will be allowed for such operation. Any time spent or lost, and over the aforementioned twenty-four (24) hour warranty (as adjusted herein for crude oil washing and/or stripping and/or internal stripping) shall not count as used Laytime or time on Demurrage, if on Demurrage. Seller agrees it will use reasonable efforts to have Vessel maintain back pressure of greater than one hundred pounds per square inch (100 PSI), to the extent such Vessel may safely do so.

g)	Demurrage

i)	If the Laytime is exceeded, Buyer shall, subject to the provisions of this Clause, pay demurrage to Seller in respect of such excess time.

ii)	In the event that any delay in Delivery is due to Buyer’s actions or otherwise for Buyer’s account hereunder, the rights of Seller against Buyer with respect to such delay shall be limited to a claim for Demurrage in accordance with the terms and conditions of this agreement.

iii)	The demurrage to be paid shall be calculated at the agreed demurrage rate per day pro rata for part of a Day.

(a)	for Delivery by spot-chartered Vessel, the rate shall be that of the relevant charter party for that voyage.

(b)	For Delivery by term or time-chartered transportation, the demurrage rate shall be that agreed between Buyer and Seller representing the market rate for the appropriate/applicable size of Vessel on or around the date of fixing as shall be assessed by a mutually agreed independent and reputable broker.

iv)	In no event shall Buyer be liable for a demurrage claim if such claim, supported by appropriate available documentation, is not received by Buyer in writing within ninety (90) Days of Delivery.

v)	Agreed demurrage shall be paid by Buyer to Seller no later than thirty (30) days after agreement. In the event that payment has not been made by the due date, interest on overdue payment shall be calculated in accordance with Clause 14. (“Payment and Additional Capital Cost”).

vi)	No claims for special, indirect, incidental, exemplary, punitive, or consequential damages of any nature, including any loss of revenue, profit, or goodwill, shall be made by either Party relating to demurrage.

19. LIGHTERING

Lightering of the Vessel at the Delivery Port shall only be with the written consent of Seller which shall not be unreasonably withheld. Lightering at Seller’s request shall be at Seller’s expense. If lightering is requested by Buyer, the cost and expense of such lightering shall be for Buyer’s account and all time used in such lightering together with all delay consequent thereupon shall count against Laytime or time on demurrage. Buyer’s lightering vessel shall be acceptable to and approved by Seller. Such acceptance shall not be unreasonably withheld. Lightering shall be conducted in accordance with the latest Oil Companies International Marine Forum, or OCIMF, guidelines for ship-to-ship transfers.

20. WARRANTIES

a)	Seller warrants that the Oil shall conform to the description and specifications stated herein, that Seller has good and marketable title to the Oil, that Seller has full right and authority to transfer such title and effect Delivery of such Oil to Buyer, and that the Oil shall be Delivered free and clear of any and all royalties, load port taxes, claims, liens and encumbrances. There are no other guarantees or warranties, expressed or implied, of merchantability, fitness, or suitability of the Oil for any particular purpose. Seller shall not be responsible in any respect whatsoever for any loss, damage or injury resulting from any hazard inherent in the nature of the Oil, due to a naturally occurring substance in Oil.

In no event shall Seller be liable for any claim regarding the quality of the Oil or quantity of any Cargo, unless such claim has been submitted by Buyer to Seller in writing, including reasonable details of the specific facts on which the claim is based and supporting documentation, within ninety (90) Days of the date of Completion of Delivery. Should Buyer fail to submit such claim or provide such details and/or any documentation within the above time limit, then any liability of Seller for any such claim shall be extinguished

21. INDEMNIFICATION

a)	Each Party (referred to as the “Indemnifying Party”) shall defend, indemnify and hold the other Party (the “Indemnified Party”) harmless from and against any and all losses, costs, damages and expenses of any kind (including penalties and reasonable attorney’s fees) directly or indirectly arising from the Indemnifying Party’s (i) breach of this Agreement; (ii) failure to comply with applicable laws and regulations with respect to the sale, transportation, storage, handling or disposal of the Oil, unless such liability results from the Indemnified Party’s negligence or willful misconduct; or (iii) breach of representations, covenants or warranties made herein.

b)	The Parties’ obligations to defend, indemnify, and hold each other harmless shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purpose other than as specified herein.

c)	Each Party shall notify the other as soon as practicable after receiving notice of any suit brought against it within this indemnity, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in defense of such suit. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. No claim hereunder may be settled or compromised (i) by the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party.

22. DOCUMENTS

Seller shall provide the following documents to Buyer: i) Seller’s commercial invoice (e-mail or fax format acceptable); ii) copies of the certificate of quantity and quality at Delivery Port; iii) a copy of the certificate of origin; iv) a non-negotiable Conhecimento de Transporte Aquaviário de Cargas (“CTAC”) and v) two (2) original clean-on-board marine bills of lading issued or endorsed to the order of Buyer; and master’s receipt for one (1) of three (3) original clean-on-board marine bill of lading.

If documents under iv) above are not available to Buyer when payment is due, Seller shall provide to Buyer a letter of indemnity according to the following:

Quote

LETTER OF INDEMNITY

We refer to a cargo of              Barrels of              crude oil (Cargo) Delivered from Vessel              at the port of              on

Although we have sold and transferred title to the said Cargo to you, we have been unable to provide you with the documents specified under the Agreement.

In consideration of your paying to us USD              being the full purchase price of the above Cargo, we hereby expressly warrant that we have good and marketable title to such crude oil free and clear of any royalties, load port taxes, adverse claims, liens and encumbrances and that we have full right and authority to transfer such title to you and to effect delivery of the said crude oil.

We agree to protect, defend, indemnify and hold you harmless from and against any and all damages, costs, legal fees and other expenses which you may suffer from any breach of the above warranties or from the fact that you are paying us the purchase price of the above Cargo without having in hand such documents as specified under the Agreement, including but not limited to, any claims or demands which may be made by any holder or transferee of any of the original bills of lading and other shipping documents or by any other third party claiming an interest in or lien on the Cargo or proceeds thereof.

We will make all reasonable efforts to obtain and surrender to you, as soon as possible, the documents specified under the Agreement and this Letter of Indemnity shall become null and void upon our tendering all such documents to you.

Our obligation to indemnify you is subject to the condition that you give us prompt notice of the assertion of any claims and full opportunity to conduct the defense thereof, and that you do not settle any such claim(s) without our approval.

This Letter of Indemnity shall be governed by and construed in accordance with the laws of the State of New York and any disputes hereunder that cannot be settled by mutual agreement between the Parties shall be subject to the exclusive jurisdiction of the New York state courts for the Borough of Manhattan.

Unquote

23. DISPOSAL

The Buyer shall not knowingly sell, supply or deliver, directly or indirectly, the Oil to an Embargoed Country in contravention of applicable trade embargo requirements of Federative Republic of Brazil, the Kingdom of Norway or the United States of America or any other country from which the Agreement is executed.

The Seller undertakes to inform the Buyer as soon as practicable of any changes in laws, regulations, rules or guidelines that become known to the Seller. At any time the Seller may require the Buyer to provide any relevant documents for the purpose of verifying the final destination of the Oil and the Buyer undertakes to advise the Seller, upon request, of the destination of the Oil. If at any time before delivery of the Oil, importation of the Oil at the designated delivery terminal is prohibited by order of the Governmental Authorities of the country in which the Oil has been produced or loaded or is to be imported, then the Buyer shall arrange for delivery at an acceptable alternative port that is not subject to any such prohibition. Any resulting additional costs incurred by the Seller as a result of such alternative Delivery shall be refunded promptly to the Seller by the Buyer.

In the event the Oil is disposed of by the Buyer to a third party in whole or part, the Buyer shall ensure that all end users of the Oil abide by the provisions set forth herein of this Clause and without delay provide the Seller with all relevant information as the Seller may require related to such alternative disposal including name of end user, name of refinery and any other relevant information the Seller may reasonably deem necessary.

The Buyer’s failure to comply with any of the provisions of this Clause shall entitle the Seller (without prejudice to any other rights and remedies it may have under the Agreement) to cancel the Agreement, suspend further deliveries of Oil under the Agreement or dispose of any undelivered Oil as it deems fit.

24. TAXES, DUTIES AND CHARGES

a)	Ordinary agency fees, towage, pilotage and similar port charges, port duties and other taxes against Vessel at the Delivery Port, shall be paid by Seller.

b)	Buyer is the importer of record and shall comply with all applicable governmental regulations governing said importation, procure all necessary licenses and permissions, and shall pay or cause to be paid all duties, imposts and taxes for its importation. Seller shall provide Buyer with sufficient information to timely facilitate such importation and reporting.

c)	Seller shall be responsible for all duties, taxes and customs fees related to the exportation of the Oil at the port of loading.

d)	If value-added tax (“VAT”), goods and services tax (“GST”), sales tax and/or other similar taxes apply, they should be separately identified on Seller’s invoice and collected and paid by Seller to the appropriate Governmental Authority.

e)	Buyer and Seller shall comply with any tax treaties that may be in place between the Federative Republic of Brazil or the United States of America.

25. SUSPENSION AND TERMINATION

a)	Each Party may, so long as the events listed in Paragraphs i through viii below continues, at its sole discretion and in addition to any other legal remedies it may have, forthwith upon giving notice to the other Party either suspend Deliveries of the Oil or terminate the Agreement if:

i)	as applicable to Seller, Buyer for any reason whatsoever fails to make any payment due to Seller under the Agreement by due date; or

ii)	the other Party is in substantial or material breach of its obligations under the Agreement; or

iii)	as applicable to the other Party, Buyer fails to take Delivery, or Seller fails to make Delivery, of the Oil in accordance with the provisions of the Agreement and such failure is not excused by any other provision of the Agreement; or

iv)	a petition is filed with a court having jurisdiction or an order is made or an effective resolution is passed for the dissolution, liquidation or winding up of the other Party or its parent company; or

v)	there is a more than fifty one percent (51%) change in the direct or indirectly ownership of the other Party; or

vi)	the other Party or its parent company becomes insolvent or is adjudged bankrupt or makes an assignment for the benefit of its creditors or does not pay, or is in Buyer’s or Seller’s, as applicable, reasonable opinion expected to be unable or unwilling to pay, its debts as they become due; or

vii)	a receiver is appointed or an encumbrancer takes possession of the whole or a significant part of the assets or undertaking of the other Party or its parent company; or

viii)	the other Party or its parent company ceases or threatens to cease to carry on its business or a major part thereof or a distress, execution or other process is levied or enforced or sued out upon or against any significant part of the property of the other Party or its parent company and is not Delivered within fourteen (14) Days.

b)	If pursuant to the provisions of this Clause, a Party withholds, reduces or suspends deliveries or receipts of the Oil, then such Party shall be under no obligation to make up any quantity of the Oil which would have been delivered or received but for such withholding, reduction or suspension.

c)	Any termination of the Agreement shall be without prejudice to the rights and obligations of each Party that have accrued as of the date of termination.

d)	The Parties agree that if at any time during the term of the Agreement, any laws or regulations are changed or new laws or regulations have become or are due to become effective, whether by law, decree or regulation or by response to the insistence or request of any governmental or public authority or any person purporting to act for such organizations, and the material effect of such changed or new law or regulation is

i)	not covered by any other provision of the Agreement;

and

ii)	has or will have a material and substantial adverse economic effect on the Seller or Buyer,

then the affected Party shall have the option to negotiate in good faith with the unaffected Party based on such changed or new laws or regulations the price(s) or other relevant terms of the Agreement. Such option may be exercised by the affected Party at any time after such changed or new laws or regulations are notified by giving notice to the unaffected Party. Such notice shall contain the new price(s) or terms and conditions proposed by the affected Party and the information explaining the material and substantial adverse economic affect that it imposes on the affected Party. If the Parties do not agree upon the new price(s) or terms and conditions within thirty (30) days after the date of the affected Party’s notice, the unaffected Party shall have the right to terminate the Agreement immediately at the end of such thirty (30) Day period. Any Oil Delivered during such thirty (30) Day period shall be sold and purchased at the price(s) and on the terms and conditions specified under the Agreement without any adjustment in respect of the new or changed regulations.

26. LIABILITY

Except for Third Party Claims for such damages, the Parties’ liability for damages under this Agreement is limited to direct, actual damages only and neither Party shall be liable for lost profits or other business interruption damages, or special, consequential, punitive, exemplary damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.

27. ASSIGNMENT

Neither Party shall assign any of its rights and obligations under the Agreement, in whole or in part, without the prior written consent of the other Party. The assigning Party shall remain jointly and severally liable for the full performance by the assignee(s) or any subsequent assigns(s) of its/their obligations with regard to the Agreement. Seller shall, however, have the right to assign all or part of its rights and obligations under the Agreement to an unaffiliated party which is a Peregrino equity partner with Seller subject to Buyer’s acceptance which shall not be unreasonably withheld.

28. APPLICABLE LAW, LITIGATION AND ARBITRATION

a)	Except as provided in this Clause, the existence, validity, interpretation and enforcement of the Agreement, and any controversy, claim or dispute there under, whether in contract, tort, equity or otherwise, shall be governed by, construed and enforced in accordance with the laws of the State of New York (without reference to its choice of law doctrine). The United Nations convention on contracts for the international sale of goods (1980) shall not apply.

b)	The Parties shall make every attempt in good faith and within ten (10) Days following receipt from either Party of a written notice of such controversy, claim or dispute, to resolve by mutual agreement such controversy, claim or dispute by direct dialogue between senior management of both Parties. If a resolution is not achieved within thirty (30) Days from the initiation of such discussions, the matter shall be settled as provided in this Clause.

c)	Except as provided for in Paragraphs (d), (e) and (f) below, each Party irrevocably: (i) submits to the exclusive jurisdiction of the United States Federal District Court for the Southern District of New York located in the Borough of Manhattan or, if such court declines to exercise or does not have jurisdiction, in any New York state court in the Borough of Manhattan, and to service of process as provided by New York law, and (ii) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such Party. Further, each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this Agreement. Nothing in the Agreement precludes either Party from bringing proceedings in any other jurisdiction in order to enforce any judgment obtained in any proceedings referred to in this Paragraph, nor will the bringing of such enforcement proceedings in any one or more jurisdictions preclude the bringing of enforcement proceedings in any other jurisdiction.

d)	Any controversy, claim or dispute (other than such as described in Paragraphs (e) and (f) below) that may arise in connection with or as a result of this Agreement, where the amount in dispute does not exceed the sum of USD two hundred and fifty thousand ($250,000.00), and which the Parties are unable to resolve by mutual agreement, shall be settled by arbitration in New York, New York before three (3) disinterested arbitrators in accordance with the international arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, provided, however, that the Parties may mutually elect to proceed with only one (1) arbitrator. Each Party shall appoint one (1) arbitrator and the third (3rd) arbitrator, who shall act as chairman, shall be appointed by the American Arbitration Association, provided that each arbitrator shall be knowledgeable and experienced in the international sale and purchase of crude oil. The arbitration shall be conducted in English, and the arbitral award shall be final and binding on both Parties without appeal to any court. Any controversy, claim or dispute (other than such as described in Paragraphs (e) and (f) below) that may arise in connection with or as a result of this Agreement, where the amount in dispute equals or exceeds the sum of USD two hundred and fifty thousand ($250,000.00), and which the Parties are unable to resolve by mutual agreement, shall be settled pursuant to the provisions of Paragraph (c) herein.

e)

Any controversy, claim or dispute that may arise in connection with or as a result of Clause 18 (“Laytime and Demurrage”) or Clause 16 (“Inspection for Quantity and Quality”), where the amount in dispute does not exceed the sum of USD two hundred thousand ($200,000.00), and which the Parties are unable to resolve by mutual agreement, shall be settled by the “Shortened Arbitration Procedure” of the Society of Maritime Arbitrators, Inc. (“SMA”) of New York in New York, New York pursuant to the “Rules for the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.” then in force. The arbitration shall be conducted in English and the arbitral award shall be final and binding on both Parties without appeal to any court, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In addition to the requirements of Paragraph (a) above, any such controversy, claim or dispute shall also be governed by, construed and enforced under the maritime law of the United States without giving effect to its conflict of laws principles.

f)	Any controversy, claim or dispute that may arise in connection with or as a result of Clause 18 (“Laytime and Demurrage”) or Clause 16 (“Inspection for Quantity and Quality”), where the amount in dispute equals or exceeds the sum of USD two hundred thousand ($200,000.00) but is less than USD five hundred thousand ($500,000.00), and which the Parties are unable to resolve by mutual agreement, shall be settled by arbitration in New York, New York pursuant to the “Maritime Arbitration Rules” of the SMA then in force. Each Party shall appoint one (1) arbitrator and the third (3rd) arbitrator, who shall act as chairman, shall be appointed by the SMA, provided that all three (3) arbitrators shall be knowledgeable and experienced in the international sale and purchase of crude oil and further that all three (3) arbitrators shall be members of SMA. The arbitration shall be conducted in English and the arbitral award shall be final and binding on both Parties without appeal to any court, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In addition to the requirements of Paragraph (a) above, any such controversy, claim or dispute shall also be governed by, construed and enforced under the maritime law of the United States without giving effect to its conflict of laws principles. For any controversy, claim or dispute that may arise in connection with or as a result of Clause 18 (“Laytime and Demurrage”) or Clause 16 (“Inspection for Quantity and Quality”), where the amount in dispute exceeds the sum of USD five hundred thousand ($500,000.00), and which the Parties are unable to resolve by mutual agreement, shall be settled pursuant to the provisions of Paragraph (c) above.

Governing law and the service of process shall be according to laws of the State of New York.

29. VOICE RECORDING

The Parties agree that each may electronically record all telephone conversations between them, with or without the use of a warning tone. To the extent required by law, each Party agrees to obtain the consent of its employees and agents to such recording.

30. ISPS COMPLIANCE

a)	Seller shall arrange that the Vessel shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and any relevant amendments to Chapter XI of SOLAS (“ISPS Code”) and, where the Delivery Port is within the U.S. and U.S. territories or waters, with the U.S. Maritime Transportation Security Act of 2002 (“MTSA”).

b)	The Vessel shall when required submit a Declaration of Security (“DOS”) to the appropriate authorities prior to arrival at the Delivery Port.

c)	Notwithstanding any prior acceptance of the Vessel by Buyer, if at any time prior to the arrival of the Vessel at the Delivery Port the Vessel ceases to comply with the requirements of the ISPS Code and, where the Delivery Port is within the U.S.A. and U.S. territories or waters, with the MTSA:

i.	Buyer shall have the right not to berth such nominated Vessel at the Delivery Port and any laytime or time on Demurrage, if on Demurrage, resulting there from shall not be for the account of the Buyer.

ii.	Seller shall be obliged to substitute such nominated vessel with a vessel complying with the requirements of the ISPS Code and, where the Delivery Port is within the U.S. and U.S. territories or waters, with the MTSA.

d)	Seller warrants to Buyer that all Seller-designated laden ports, facilities, or terminals for this Agreement are in compliance with the ISPS Code and similar laws and regulations pertaining to the security of ports, facilities, or terminals. Buyer warrants to Seller that all Buyer-designated unladen ports, facilities, or terminals for this Agreement are in compliance with the ISPS Code and similar laws and regulations pertaining to the security of ports, facilities, or terminals.

e)

Any costs or expenses in respect of the Vessel including demurrage or any additional charge, fee or duty levied on the Vessel at the Delivery Port and actually incurred by the Seller resulting directly from the failure of the Delivery Port to comply with the requirements of the ISPS Code and, if located within the U.S.A. and U.S. territories or waters, with the MTSA shall be for the account of the Buyer, including but not limited to the time required or costs incurred by the Vessel in taking any action or any special or additional security measures required by the ISPS code or MTSA.

f)	Buyer’s liability to Seller for any costs, losses or expenses incurred by the Vessel, the charterers, or the Vessel owners (excluding consequential damages) resulting from the failure of the Delivery Port to comply with the requirements of the ISPS Code and, where located within the U.S. and U.S. territories or waters, with the MTSA shall be limited to the payment of demurrage and costs actually incurred by Seller in accordance with the provisions herein, except to the extent such failure was due to Buyer’s willful breach of these provisions or applicable law.

g)	Expenses solely attributable to Security Regulations that are not otherwise specifically allocated in this Clause shall be apportioned between the Parties consistent with the apportionment of delays set forth in Sections a through f of this Clause.

31. GENERAL PROVISIONS

a)	The failure of Seller or Buyer at any time to require performance by the other Party of any provision hereof shall in no way affect the right of a Party to request any performance which may be due thereafter pursuant to such provision, nor shall the waiver by Seller or Buyer of any breach of any provision of the Agreement be taken or held to be a waiver of any subsequent breach of such provision.

b)	The Agreement and all information obtained by one Party from the other Party shall be treated as confidential; provided, however, that if a Party is required to disclose any such information by any court or legislative or administrative body (including without limitation: by oral question, interrogatory, request for production, subpoena, civil investigation demand or by the U.S. Securities and Exchange Commission) or by governmental law or regulation (expressly including the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), the Party shall, to the extent not prohibited by applicable law, provide the other Party with prompt notice of such requirement. Seller shall have the right to disclose any relevant operational details related to the Agreement to its Peregrino equity partner(s) including, but not limited to, planned or unplanned shutdowns of NuStar’s Refinery system.

c)	The headings appearing in the Agreement are for convenience only.

d)	Any modification of and addition to the Agreement shall be made in writing signed by both Parties.

e)	Each Party hereto agrees to comply with all laws, rules, regulations, ordinances, and requirements of federal, state, and local governmental or regulatory bodies that are applicable to this Agreement and to the performance of such Party’s obligations hereunder.

f)	This contract contains the entire agreement between the Parties with respect to the subject matter hereof and all proposals, negotiations and representations with reference thereto are merged herein.

g)	If any provision of this Agreement shall be found to be illegal, invalid or unenforceable by any court or administrative body of competent jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such illegality, prohibition, or unenforceability without invalidating the remaining provisions hereof which shall remain in force and effect, and the finding of any such illegality, prohibition, or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. The Parties agree, in the circumstances referred to in this Clause, to negotiate in good faith to agree on a legal, valid and enforceable provision to substitute for any illegal, invalid or unenforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the illegal, invalid or unenforceable provision.

32. NOTICES

Unless otherwise agreed in writing, any notices, statements, requests or other communications to be given to either Party pursuant to the Agreement shall be effective upon receipt by the addressee and sufficiently made if sent by post (by airmail if airmail is possible) postage paid, or by facsimile transmission or other means of data transmission to the address of the other Party specified for this purpose below -

If to Seller:

Statoil Óleo e Gás Limitada (SBOG)

c/o Statoil Marketing and Trading (US) Inc.

1055 Washington Blvd. – 7th Floor

Stamford, CT 06901

Attention: Crude Oil Operations

Fax Number: (203) 978-6958

Telephone Number: (203) 978-6900

E-mail: uscrudeops@statoil.com

With copy to:

Statoil Marketing and Trading (US) Inc.

1055 Washington Blvd. – 7th Floor

Stamford, CT 06901

Attention: General Counsel

Fax Number: (203) 978-6952

Telephone Number: (203) 978-6900

and

Statoil Óleo e Gás Limitada (SBOG)

Praia de Botafogo, 228/ 4th floor, Suites 401 and 406 to 414

22250-040 Rio de Janeiro, RJ, Brazil

Attention: Pedro Paulo Saraceni

Fax Number: 55 21 3479-0248

Telephone Number: 55 21 9346-6275

E-mail: ppsa@statoil.com

If to Buyer:

NuStar Marketing LLC

2330 North Loop 1604 West

San Antonio, TX 78248

Attention: SVP- Trading & Supply

Fax Number: (210) 918-5413

Telephone Number: (210) 918-2822

E-mail: paul.brattlof@nustarenergy.com

33. ANTI-CORRUPTION AND FACILITATION PAYMENTS:

a)	Buyer and the Seller shall respectively comply with all applicable laws, rules, regulations, decrees and/or official governmental orders relating to anti-bribery and anti-money laundering of:

i)	The Kingdom of Norway,

ii)	Federative Republic of Brazil,

iii)	The United States of America,

and

iv)	Any country in which this Agreement is partly or wholly executed, relating to anti-bribery and anti-money laundering.

b)	In connection with the implementation of this Agreement both Parties therefore represent and agree not to:

i)	Directly or indirectly, give or offer any improper advantage to anyone for the purpose of influencing the performance of the Agreement, or

ii)	For itself or anyone else, directly or indirectly, request, receive or accept an offer of an improper advantage for the purpose of influencing the performance of the Agreement, or

iii)	Make use of any third party in its fulfillment of obligations under this agreement without requiring such third party to agree to comply with substantially identical provisions as set forth herein.

The Parties represent and warrant to comply with, and to use reasonable endeavors to procure that relevant third parties used for fulfilling the Parties’ respective obligations under the Agreement comply with, all laws, rules, regulations, decrees or official governmental orders prohibiting bribery, corruption and money laundering applicable to the Party in question or its ultimate parent company.

A Party may terminate the Agreement, forthwith upon written notice to the other, if the other Party is in breach of the above.

All financial settlements, billings and reports in connection with the Agreement shall properly reflect the facts related to any activities and transactions handled for the account of the other Party. The data may be relied upon as being complete and accurate in any further recordings and reporting made by the Parties or any of their representatives, for whatever purpose.

34. HSE, DRUG AND ALCOHOL POLICY

The Parties represent that they are fully conversant with one another’s respective HSE policy and the ethical standards and requirements as provided to each other under separate cover, as the same may be amended from time to time..

The Parties agree that all business will be conducted in the most responsible manner to ensure that the operations involve minimum risk to people, the environment and equipment. The shared targets for the operation of the trade are zero personnel injuries, zero spills and environmental damage and zero equipment damage.

Each Party shall notify the other of any incidents in connection with their performance under this Agreement related to HSE issues including any pollution incidents that require notice to any Governmental Authorities, further investigation or other response action under any applicable environmental laws and/or regulations.

Each Party agrees to issue HSE performance data not older than six (6) months upon request of the other Party covering any recordable incidents during the relevant period. Such reports shall provide a brief description of the incident and appropriate follow-up action taken.

The Party responsible for employing the Vessel for the transport of the Oil under the Agreement shall warrant that at all times the Vessel will strictly observe the HSE provisions, policy or guidelines in force at any terminal or place that it is required to use in the execution of this Agreement and, if relevant, the ports or places where such Terminals are situated and the roads or railway network used for the transport and conduct its performance of the transport in accordance with any such regulations in force at such place or port.

Without prejudice to the generality of the foregoing and in the event of delivery by Vessel or the transport of the Oil, the Party responsible for the employment of the Vessel shall warrant that such Vessel shall strictly adhere to the Exxon’s Drug and Alcohol Policy as well as those envisaged under Oil Companies International Maritime Forum (“OCIMF”) guidelines issued in June 1995 as may be amended from time to time, and any other laws, regulations, or rules of the jurisdictions in which the Vessel may execute performance.

Furthermore, the applicable Party shall warrant that personnel employed by the Vessel on such Vessel shall specifically and strictly observe the respective national or regional legislations with respect to alcohol and drug consumption prior to and whilst at work.

Should the Vessel, or it’s employees, representatives or sub-contractors fail to observe all of the guidelines and/or directions of the applicable Terminal or national or regional legislation pertaining to HSE that results in losses, damages, costs, expenses or fines or any other costs against the Party not providing the transport, the Party who has undertaken the provision of transport shall indemnify the other Party in respect of such losses, damages, costs, expenses, fines.

35. CONFLICT OF INTEREST

Except as otherwise expressly provided herein, no director, employee or agent of either Party, its subcontractors or vendors, shall give or receive from any director, employee or agent of the other Party or any Affiliate any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement. In addition, no director, employee or agent of either Party, its subcontractors or vendors, shall enter into any business arrangement with any director, employee or agent of the other Party or any Affiliate who is not acting as a representative of such Party or its Affiliate without prior written notification thereof. Any representative(s) authorized by either Party may audit the applicable records of the last three (3) Years of the other Party for the sole purpose of determining whether there has been compliance with this Clause. All financial settlements, reports, and billings rendered to the company are to properly reflect the facts about all activities and transactions.

36. RIGHT TO AUDIT

Each Party and its duly authorized representatives shall have access to the accounting records and other documents maintained by the other Party which relate to materials being sold or delivered to the other Party under this Agreement and shall have the right to audit such records at any reasonable time or times, upon prior written notice, during the term or within five (5) Years after the termination of this Agreement.

37. INVALIDITY

If any provision of this Agreement shall be (in whole or in part) determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

38. REPRESENTATIONS AND WARRANTIES

a)	Buyer Representations. Buyer represents and warrants to Seller that:

i)

Buyer acknowledges and agrees that Seller is entering into the Agreement in reliance on the regulations affecting directly or directly or indirectly the Oil sold under the Agreement in effect on the date of the Agreement. Such regulations include, but are not limited to, those relating to the production, acquisition, gathering, manufacturing, transportation, storage, trading or delivery of the Oil to the extent such regulations affect the Seller or the Seller’s suppliers(s).

ii)	Buyer is a Delaware limited liability company duly organized and validly existing under the laws of the jurisdiction of its organization;

iii)	this Agreement has been duly authorized by all necessary corporate or other action of Buyer; and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

iv)	neither the execution of this Agreement by Buyer nor the performance by Buyer of its obligations hereunder will conflict with or result in any breach of, or constitute a violation of or default under, any applicable law, its charter or by-laws.

v)	unless permitted as set forth herein or otherwise specifically agreed, Buyer is purchasing the Oil hereunder exclusively for its own use;

vi)	no lawsuit or other proceeding is pending or, to the knowledge of Buyer, threatened against Seller which, if determined adversely to Buyer, may materially and adversely affect its business or financial condition or the consummation of the transactions contemplated by, or the performance of its obligations under, this Agreement; and no action or proceeding has been instituted, and no order, decree, injunction or judgment of any kind from any court or other governmental authority has been issued, to avoid, restrain or in any other manner prevent the consummation of the transactions contemplated by this Agreement

vii)	Buyer has not been contacted by or negotiated with any finder, broker or other intermediary for the purchase of the Oil and no such person is entitled to any compensation with respect to this Agreement or the sale of Oil hereunder; and

viii)	none of Buyer’s directors, employees or agents has given or will give any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement, it being agreed that representatives of Seller may audit the applicable records of Buyer solely for the purpose of determining whether there has been compliance with this Section a) of this Clause.

b)	Seller Representations. Seller represents and warrants to Buyer that:

i)	Seller acknowledges and agrees that Buyer is entering into the Agreement in reliance on the regulations affecting directly or directly or indirectly the Oil sold under the Agreement in effect on the date of the Agreement. Such regulations include, but are not limited to, those relating to the production, acquisition, gathering, manufacturing, transportation, storage, trading or delivery of the Oil to the extent such regulations affect the Seller or the Seller’s suppliers(s).

ii)	Seller is a corporation duly organized and existing under the laws of the Federative Republic of Brazil having the legal capacity to enter into and perform this Agreement;

iii)	this Agreement has been duly authorized by all necessary corporate or other action of Seller; and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;

iv)	neither the execution of this Agreement by Seller nor the performance by Seller of its obligations hereunder will conflict with or result in any breach of, or constitute a violation of or default under, any applicable law, its charter or by-laws.

v)	no lawsuit or other proceeding is pending or, to the knowledge of Seller, threatened against Seller which, if determined adversely to Seller, may materially and adversely affect its business or financial condition or the consummation of the transactions contemplated by, or the performance of its obligations under, this Agreement; and no action or proceeding has been instituted, and no order, decree, injunction or judgment of any kind from any court or other governmental authority has been issued, to avoid, restrain or in any other manner prevent the consummation of the transactions contemplated by this Agreement;

vi)	Seller has not been contacted by or negotiated with any finder, broker or other intermediary for the sale of Oil hereunder, and no person or entity is entitled to any compensation with respect to this Agreement or the sale of Oil hereunder; and

vii)

no director, employee or agent of Seller has given or will give any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement, it being agreed that representatives of Buyer may audit the applicable records of Seller solely for the purpose of determining whether there has been compliance with this Section b) of this Clause.

39. OTHER TERMS

For anything not specifically covered in the Agreement, NuStar Marketing LLC Marine Provisions Effective May 23, 2008 (the “Marine Provisions”), as attached hereto, shall apply.

Any terms not covered in the Agreement or the Marine Provisions shall be governed by Incoterms (2000 edition).

40. ATTACHMENTS

Annex 1 –	Material Safety Data Sheets

Annex 2 -	NuStar Marketing LLC Marine Provisions Effective May 23, 2008

Annex 3 -	Pricing

Annex 4 –	Optional Quantity Deal Confirmation

In witness whereof, the Parties hereto, by their proper officers thereunto duly authorized, have executed and delivered this Agreement in duplicate, on the date first herein mentioned.

Agreed:

Statoil Óleo e Gás Limitada

By:	/s/ Tor Martin Anfinnsen

Print Name:	Tor Martin Anfinnsen

Title:	Senior Vice-President Oil Trading and Supply

Date:	November 17, 2010

NuStar Marketing LLC

By:	/s/ Paul Brattlof

Print Name:	Paul Brattlof

Title:	Senior Vice President

Date:	November 17, 2010

Annex 1 - Material Safety Data Sheet – To be provided under separate cover at a later date.

Annex 2 - NuStar Marketing LLC Marine Provisions Effective May 23, 2008 – Attached.

(The remainder of this page has been left intentionally blank.)

Annex 1 and 2, Page 1 of 1

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted portions are found on Annex 3. Omissions are designated as [****].

Annex 3—Pricing for Base Contract Quantity

The price per Barrel net of sediment and water for the Base Contract Quantity of Oil delivered under the Agreement shall be calculated using the following formula:

P = Maya + A

Where:

Maya is Maya crude oil and will be equal to the arithmetic average of the daily prices as assessed in the [****] under the heading [****] effective for twenty (20) consecutive pricing days after the NOR date at Discharge (NOR date equals day zero).

Where for the initial period up to and including December 31, 2012:

A1 = ([****] * ([****] – [****])) + $[****]

For the period after December 31, 2012:

A2 = ([****] * ([****] – [****])) + $[****]

And where:

[****] crude and will be equal to the arithmetic average of the daily prices as assessed in the [****] under the heading [****] for [****] month [****].

[****] is the [****] and will be the [****] under the heading of [****] in [****].

This differential A applies to calculate the price P when the differential A is in the range “B”:

Time Period:	“B”
Volumes delivered during first 12 months of the first delivery of the Oil to Buyer (“Period 1”):	[****]
From the end of Period 1 through 31st. Dec. 2012:	[****]
Volumes delivered during calendar year 2013:	[****]
Volumes delivered during calendar year 2014:	[****]

Should the differential A be outside this range “B,” the Parties will follow the procedure below.

Annex 3, Page 1 of 3

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted portions are found on Annex 3. Omissions are designated as [****].

No later than [****] days following the [****] day of Month M-1, Buyer and Seller will agree on delivery of the cargo of the Oil and the differential A to be used, following the procedure below:

Should the differential A be lower than the low limit of “B,” Buyer has the right to buy the Oil at the floor differential of “B” [****]. If Seller has not by the close of business (“COB”) (5 p.m. U.S. Central time) on the [****] day following the [****] day of Month M-1 received notice of Buyer’s rejection of a floor price, the low limit of “B” shall be deemed to be accepted by Buyer. Should Buyer elect not to accept the floor price, Buyer and Seller may agree a differential between the low limit of “B” and the differential A. Should neither of these alternative differentials be acceptable to Buyer, Seller has the option on or prior to COB the [****] day following Month M-1 to either cancel the cargo(es) or to sell this cargo to Buyer at the differential A. Should Seller fail to make such an election, then it is deemed that Seller agrees to deliver the cargo to Buyer at the differential A.

Example 1: during Period 1, by [****], the differential A for March is determined to be [****]. By no later than COB on [****], Buyer fails to notify Seller whether it wants to buy at [****]. Buyer is deemed to have accepted a price of [****].

Example 2: during Period 1, by [****], the differential A for March is determined to be [****]. By no later than COB on [****], Buyer notifies Seller it does not want to buy at [****]. Seller and Buyer cannot agree to a differential between [****] and [****]. Seller agrees, by COB on [****], to sell the cargo to Buyer at [****].

Should the differential A be above [****] Buyer has the right to buy the Oil at the differential A. If Seller has not by COB on the [****] day following the [****] day of Month M-1, received notice of Buyer’s rejection of buying the Oil at the differential A, this differential A shall be deemed to be accepted by Buyer. Should Buyer elect not to accept the differential A, Buyer and Seller may agree a differential between [****] and the differential A. Should neither of these alternative differentials be acceptable to Buyer, Seller has the option to either cancel the cargo(es) or to sell this cargo to Buyer at the Cap differential of [****]. Should Seller fail to make such an election, then it is deemed that Seller accepts to deliver the cargo to Buyer at a differential of [****].

Annex 3, Page 2 of 3

Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted portions are found on Annex 3. Omissions are designated as [****].

Example 1: during Period 1, by [****], the differential A for April is determined to be [****]. By no later than COB on [****], Buyer fails to notify Seller whether it wants to buy at [****]. Buyer is deemed to have accepted a price of [****].

Example 2: during Period 1, by [****], the differential A for April is determined to be [****]. By no later than COB on [****], Buyer notifies Seller it does not want to buy at [****]. Seller and Buyer cannot agree to a differential between [****] and [****]. Seller agrees, by COB on [****], to sell the cargo to Buyer at [****].

Should either Maya, [****] or [****] quotations cease to be representative or change significantly in their representation at any time during the term of the Crude Sales Purchase Agreement, or if the quality of Maya, [****] or [****] change materially during the term of the Crude Sales Purchase Agreement, then the Parties agree to promptly meet, discuss and agree in good faith appropriate adjustments to the Crude Sales Purchase Agreement to maintain the original intent of the Parties.

Annex 3, Page 3 of 3

Annex 4 – Optional Quantity Deal Confirmation

Form of Part 1 (Specific Provisions) of Agreement

Agreement for the Purchase and Sale of Crude Oil (Delivered Ex Ship)

DEAL NO.:	XXXXXXXXX
CONTRACT DATE:	XXXXXX

SELLER:	Statoil Óleo e Gás Limitada Praia de Botafogo, 228/ 4th floor Suites 401 and 406 to 414 22250-040 Rio de Janeiro, RJ, Brazil

BUYER:	NuStar Marketing LLC 2330 North Loop 1604 West San Antonio, TX 78248

QUALITY:	PEREGRINO

QUANTITY:	XXXXXXXX (US BBLS)

TOLERANCE:	XXXXX

TOLERANCE OPTION:	SELLER’S

PLACE OF DELIVERY:	XXXXXXX BY VESSEL (DES), AT ONE SAFE BERTH

PERIOD OF DELIVERY:	XXXXXXX

PRICE AND CURRENCY:

BASIS: DIFFERENTIAL: PERIOD:	XXXXXXXX XXXXXXXX XXXXXXXX

PAYMENT TERM:	XXXXXXX

CREDIT TERMS:	XXXXXXX

This Part 1 of the Agreement is hereby combined with Part 2 of the Agreement, as set forth in the Peregrino Crude Oil Purchase/Sale Agreement between the Parties dated November 17, 2010 to form the Parties’ Agreement.

Regards

Statoil Óleo e Gás Limitada

Annex 4, Page 1 of 1